Exhibit 99.2

NovaDel to Present at BIO Investor Forum 2007

Flemington, NJ - October 04, 2007 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, today announced that Mr. Steven B. Ratoff, NovaDel’s Chairman, interim President and Chief Executive Officer, is scheduled to provide an update on the Company at the BIO Investor Forum 2007.

The conference will be held October 9 – 11, 2007, at The Palace Hotel in San Francisco, CA. Mr. Ratoff is scheduled to present in the Telegraph Room of the hotel on Wednesday, October 10th at 1:45 P.M. (PDT).

A live audio webcast of the presentation will be available at www.novadel.com and an archived replay will also be available for 30 days after the conference.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies.

Shareholders and prospective investors requiring detailed information about NovaDel’s development programs, partnerships, product pipeline and financial results are encouraged to review the Company’s SEC filings and to read all cautionary statements contained in such filings. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

CONTACTS:

Susan H. Griffin

(908) 782-3431 ext. 2423

Director, Investor Relations

NovaDel Pharma Inc. (AMEX: NVD)

sgriffin@novadel.com